Exhibit 99.1

NEWS RELEASE
For Immediate Release
Investor Information: David F. McHugh, Interim Chief
Financial Officer
(610) 729-3746

CSS INDUSTRIES, INC. REPORTS SECOND QUARTER FISCAL 2017 RESULTS
● Sales and EPS decreased from prior year primarily due to shift of sales from the second quarter to the second half of its fiscal year
● Sales shortfall expected to be more than offset in the second half of the fiscal year
● Completed integration of Blumenthal Lansing acquisition
● Substantially completed two warehouse consolidation projects

PLYMOUTH MEETING, PA, October 25, 2016 - - CSS Industries, Inc. (NYSE: CSS), a leading consumer products company within the craft, seasonal and celebrations markets, today announced results for its second fiscal quarter ended September 30, 2016 and the first six months of its 2017 fiscal year.

Net sales were $101.3 million in the second quarter of fiscal 2017 compared to $111.5 million in the second quarter of fiscal 2016, a 9% decrease. The decrease is largely attributable to timing, as a higher portion of our known Christmas 2016 sales volume is with retailers who have requested product shipments in our third fiscal quarter. Additionally, a portion of our craft and floral ribbon sales volume, which in the prior year had shipped in our second fiscal quarter, is expected to ship in the last six months of fiscal 2017. These decreases more than offset net sales growth from the Company’s acquisition of the business and assets of Blumenthal Lansing Company LLC (“Blumenthal”), which the Company acquired in February 2016. CSS expects that its second fiscal quarter sales shortfall will be more than offset in the second half of fiscal 2017.

Earnings per diluted share in the second quarter of fiscal 2017 were $0.77 as compared to $1.22 in the second quarter of fiscal 2016. The lower earnings per share are primarily the result of the lower sales noted above and the impact of two warehouse consolidation projects that resulted in higher customer claims and higher labor costs. In addition, since the sales of Christmas merchandise are among our highest gross margin revenue, the shift in these orders lowered our gross margin percentage for the quarter. The warehouse consolidation projects, which are substantially completed, involved the closing of a distribution facility in El Paso, TX in the fourth quarter of fiscal 2016 and the closing of a manufacturing and distribution facility in Lansing, IA, which CSS acquired as part of its Blumenthal acquisition, in the second quarter of fiscal 2017. CSS consolidated the distribution operations of the two closed facilities into the Company’s existing distribution facilities in Florence, AL. The higher, unusual costs associated with the warehouse consolidation projects were approximately $1.8 million pretax in the second quarter of fiscal 2017 and reduced diluted earnings per share by $0.12.

Net sales were $146.6 million in the first six months of fiscal 2017 compared to $155.7 million in the first six months of fiscal 2016, a 6% decrease. The decrease is attributable to the factors noted above. CSS expects that its first six months sales shortfall will be more than offset in the second half of fiscal 2017 due to known Christmas orders expected to ship in the Company’s third quarter of fiscal 2017 and higher forecasted all occasion retail orders that are expected to ship in the last six months of fiscal 2017.

Earnings per diluted share in the first six months were $0.41 as compared to $0.87 in the first six months of fiscal 2016. The lower earnings per share are primarily the result of the lower sales and gross margin impact of the lower sales as noted above, as well as the impact of two warehouse consolidation projects that resulted in higher customer claims and higher labor costs. The higher, unusual costs associated with the warehouse consolidation projects were approximately $2.8 million in the first six months of fiscal 2017 and reduced diluted earnings per share by $0.19.

Christopher J. Munyan, Chief Executive Officer and President commented, “While we are disappointed in our results in the first half of our fiscal year, we expect the sales shortfall will be more than offset in the latter half of this fiscal year. We further believe that most of the unusual costs associated with our two warehouse consolidation projects have been incurred as of September 30, 2016; however, the higher costs incurred year-to-date will have a permanent impact on earnings for the full year. Despite the challenges we faced with these consolidation projects, we believe that the efficiencies we expect to realize from such projects will benefit our long-term mass retail distribution capabilities. We also continued executing on our strategy of growing our presence in the craft, seasonal and celebrations markets with the Schiff acquisition during our second quarter.”

Mr. Munyan added, “With our strong balance sheet and cash flow, excellent business fundamentals and long-term growth strategy, we are well positioned for future success.”
About CSS Industries, Inc.
CSS is a consumer products company primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include decorative ribbons and bows, classroom exchange Valentines, infant products, journals, buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery, and other items that commemorate life’s celebrations.
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to expected future sales and shipment volumes for the second half of fiscal 2017, the Company's belief that most of the unusual costs associated with the two warehouse consolidation projects have been incurred as of September 30, 2016, its belief that efficiencies from such projects will benefit the Company's long-term mass retail distribution capabilities, and statements relating to the Company's future success. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, uncertainties associated with forecasting future sales and sales volumes, including the risk that shipments may fall short of management's current estimates; risks associated with the warehouse consolidation project, including the risk that further challenges may be encountered which may cause the Company to incur further costs that adversely impact the Company's operating results, and the risk that expected efficiencies will not be realized in the timeframe currently anticipated by the Company; general market and economic conditions; increased competition (including competition from foreign products which may be imported at less than fair value and from foreign products which may benefit from foreign governmental subsidies); information technology risks, such as cyber attacks and data breaches; increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products; currency risks and other risks associated with international markets; risks associated with acquisitions, including acquisition integration costs and the risk that the Company may not be able to integrate and derive the expected benefits from such acquisitions; the risk that customers may become insolvent, may delay payments or may impose deductions or penalties on amounts owed to the Company; costs of compliance with governmental regulations and government investigations; liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws; and other factors described more fully in the Company’s annual report on Form 10-K and elsewhere in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.
CSS’ consolidated results of operations for the three- and six months ended September 30, 2016 and 2015 and condensed consolidated balance sheets as of September 30, 2016, March 31, 2016 and September 30, 2015 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015

Sales	$101,291	$111,477	$146,609	$155,705
Costs and expenses
Cost of sales	69,691	73,686	102,712	105,472
Selling, general and administrative expenses	20,921	20,100	38,495	37,400
Interest income, net	(4)	(10)	(93)	(82)
Other (income) expense, net	(387)	48	(478)	—

	90,221	93,824	140,636	142,790

Income before income taxes	11,070	17,653	5,973	12,915

Income tax expenses	4,078	6,424	2,267	4,754

Net income	$6,992	$11,229	$3,706	$8,161

Net income per common share:
Basic	$0.77	$1.23	$0.41	$0.88
Diluted	$0.77	$1.22	$0.41	$0.87

Weighted average shares outstanding:
Basic	9,076	9,148	9,065	9,245
Diluted	9,107	9,237	9,111	9,345

Cash dividends per share of common stock	$0.20	$0.18	$0.40	$0.36

CSS INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2016	March 31, 2016	September 30, 2015
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$30,241	$19,927	$27,745
Short-term investments	—	59,806	24,929
Accounts receivable, net	91,577	45,144	95,080
Inventories	93,701	73,022	79,265
Other current assets	12,741	12,792	10,587
Total current assets	228,260	210,691	237,606
Property, plant and equipment, net	27,204	27,053	25,769
Deferred income taxes	2,363	3,193	4,413
Other assets
Goodwill	19,677	19,974	15,820
Intangible assets, net	41,160	42,183	31,770
Other	6,657	6,832	5,810
Total other assets	67,494	68,989	53,400
Total assets	$325,321	$309,926	$321,188
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$27,790	$14,463	$27,165
Accrued payroll and other compensation	7,070	9,016	7,368
Accrued customer programs	3,622	3,275	3,920
Accrued income taxes	551	—	3,173
Other current liabilities	9,823	7,051	9,641
Total current liabilities	48,856	33,805	51,267
Long-term obligations	4,590	4,631	4,295
Stockholders’ equity	271,875	271,490	265,626
Total liabilities and stockholders’ equity	$325,321	$309,926	$321,188